Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 12, 2005 relating to the financial statements, which appear in Gladstone Investment Corporation’s Registration Statement on Form N-2 dated June 22, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, VA
June 22, 2005